Exhibit 99.1

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: D. Andrew Edwards Phone: 804/330-1041 Fax: 804/330-1177 E-mail: daedward@tredegar.com

FOR IMMEDIATE RELEASE

JOHN D. GOTTWALD RETIRING AS TREDEGAR PRESIDENT AND CEO, NANCY M. TAYLOR APPOINTED AS SUCCESSOR

RICHMOND, Va., Nov. 30, 2009 -- Tredegar Corporation (NYSE:TG) announced that John D. Gottwald plans to retire as Tredegar’s president and chief executive officer.  Mr. Gottwald, 55, joined Tredegar in 1989 and served as president and chief executive officer from 1989 to 2001 and from 2006 to the present.  He will continue to serve as a member of Tredegar’s board of directors and its executive committee.

Tredegar’s board of directors has appointed Nancy M. Taylor to succeed Mr. Gottwald as Tredegar’s president and chief executive officer.  Ms. Taylor, 49, currently serves as executive vice president of Tredegar and as president of its largest operating division, Tredegar Film Products.  Ms. Monica Moretti, 40, currently vice president and general manager, Consumer Care, of Tredegar Film Products, will be promoted to president of Tredegar Film Products, replacing Ms. Taylor.  All changes were approved by Tredegar’s board of directors today and will be effective January 31, 2010.

Mr. Gottwald said:  “I want to thank the board of directors for the privilege of serving the company and all the employees who have dedicated themselves to the company.”

Mr. Richard L. Morrill, chairman of the board of directors of Tredegar, said:  “We congratulate John on his retirement and are thankful to have his continued service on the board of directors.  We are fortunate to have Nancy Taylor as John’s successor.  Nancy brings extraordinary talent, vision and experience to her new position.  She has worked tirelessly for the company in various roles and her experience in leading Tredegar Film Products and her strategic contributions as executive vice president of the company give the Board of Directors the utmost confidence in her.  Nancy’s many accomplishments in leading Tredegar Film Products include improving its financial performance and strengthening its leadership team and its customer relationships.  We believe that Nancy’s selection evidences the strength of the company’s succession planning process.”

Ms. Taylor said:  “It is an honor to follow John as the president and chief executive officer of Tredegar.  I’m delighted to have the opportunity to lead Tredegar and I’m looking forward to building on the strong foundation we have created over the years.”  Regarding Ms. Moretti’s appointment as

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president of Tredegar Film Products, Ms. Taylor said:  “Monica has made significant contributions to Tredegar Film Products and I am extremely pleased to announce her new role with the company.”

Mr. Gottwald joined Tredegar in 1989 as president and chief executive officer and served in such role until 2001.  In 2001, he was elected chairman of the board of directors and served Tredegar in such capacity until 2006.  In 2006, Mr. Gottwald was again appointed as the company’s president and chief executive officer.  Prior to joining Tredegar, he was vice president of aluminum, plastics and energy at Ethyl Corporation.  Mr. Gottwald has served on Tredegar’s board since 1989.  He received a B.A. degree from Washington & Lee University and an M.B.A. from the University of Richmond.

Ms. Taylor joined Tredegar in 1991 as assistant general counsel and was named general counsel in 1997 and appointed vice president, law in 1998.  She was named vice president, administration and corporate development in 2001.  In early 2003, Ms. Taylor became managing director, Europe, for Tredegar Film Products, where she was responsible for all film operations in Europe.  Ms. Taylor returned to Richmond at the end of 2004 after being named senior vice president for strategy and special projects.  In 2005, she became president of Tredegar Film Products, and in 2009 she was appointed executive vice president of Tredegar.  Ms. Taylor received a B.A. degree from College of the Holy Cross and a law degree from Catholic University of America.

Ms. Moretti joined Tredegar Film Products in early 2008 as its general manager, Hygienics.  In late 2008, she was promoted to divisional vice president and general manager, Consumer Care.  Prior to joining Tredegar Film Products, Ms. Moretti had global sales and marketing management responsibilities with multi-national manufacturing companies.  Ms. Moretti received a business administration degree from Universita’ di Pavia in Italy.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This news release may contain "forward-looking statements" regarding Tredegar Corporation's business.  These statements are not historical facts, but statements that involve risks and uncertainties.  Actual results could differ materially from those included in these forward-looking statements.  For a discussion of such risks and uncertainties, see "Forward-looking and Cautionary Statements" in the company's Annual Report on Form 10-K for the most recently ended fiscal year.

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